Exhibit 99.1

NEWS RELEASE

Financial Contact:  Jeff Galow, 713/877-5327

Media Contact:  Valerie Calvert, 713/877-5305

Quanex Announces Fiscal Third Quarter 2003 Results
Reports $.84 Diluted EPS, Which Includes a $.13 Executive Life Insurance Benefit
 Engineered Products Reports Best-Ever Net Sales & Operating Income

Houston, Texas, August 27, 2003 – Quanex Corporation (NYSE:NX) announced fiscal third quarter results for the period ending July 31, 2003.  Net sales were $260.3 million, down from $266.9 million reported a year ago.  Operating income was $18.1 million compared to $25.0 million last year.  Quanex commented that Engineered Products posted best-ever operating income for the quarter.  Operating income at the Company’s two large process businesses – MACSTEEL and Nichols Aluminum – was down primarily due to lower volumes.  Net income was $13.6 million for the quarter versus $24.3 million a year ago.  Diluted earnings per share for the quarter were $.84 versus $1.42 for the same period last year.

Net income for the third quarter and the quarter a year ago each included an executive life insurance benefit.  The benefit to third quarter’s net income of $13.6 million was $2.2 million, or $.13 per diluted share.  The benefit to last year’s third quarter net income of $24.3 million was $9.0 million, or $.54 per diluted share.  Excluding these life insurance benefits, diluted earnings per share for the current quarter and the prior year’s quarter were $.71 and $.88, respectively.

Highlights

Regarding the Company’s results, Raymond A. Jean, chairman and chief executive officer stated, “We’re very pleased with the excellent results reported at our Engineered Products business, particularly after experiencing rather slow market conditions just a quarter ago.  At MACSTEEL, where we are linked to ‘Big 3’ automotive performance, our new programs have been overshadowed by a drop in production schedules, while higher scrap costs have also taken a toll.  Nichols Aluminum results were negatively impacted by lower volumes and higher conversion costs.  Conversion costs are up, in part due to higher maintenance and energy costs.  As to the balance sheet, cash provided by operating activities showed a marked improvement over both last quarter and year ago figures.  Significant progress in managing our inventories and receivables was the key to this improvement.”

Quarterly Financials  ($ in millions, except per share data)

	3rd qtr 2003	3rd qtr 2002
Net Sales	$260.3	$266.9
Operating Income	18.1	25.0
Net Income	13.6	24.3
EPS: Basic	$.85	$1.56
EPS: Diluted	$.84	$1.42

Segment Commentary

VEHICULAR PRODUCTS  ($ in millions)

	3rd qtr 2003	3rd qtr 2002
Net Sales	$111.2	$117.4
Operating Income	9.5	14.7

The Vehicular Products segment includes MACSTEEL, Piper Impact and Temroc Metals.  The segment’s two main drivers are North American light vehicle builds and heavy truck builds.

“North American light vehicle sales remained at a relatively healthy pace during the quarter and vehicle inventories receded as overall light vehicle builds were down 7% for the quarter versus a year ago.  MACSTEEL’s largest market base is with the ‘Big 3’ automakers, and builds there were off about 10%.  MACSTEEL’s volume was off about 7% from last year and operating income was down.  While we were successful in obtaining price relief in 2003, higher scrap prices largely offset those gains, even with the benefit of our scrap surcharges.  MACSTEEL continues to work with the automotive transplants (NAM’s) on domestic part sourcing.  We’ve recently qualified on additional components and our share continues to grow.  Qualification efforts are long term initiatives with the NAM’s,” Jean said.

“As has been the story with Piper Impact all year, the erosion in demand for its aluminum and steel airbag components continues.  We suffered a setback in the quarter on what looked to be a very promising, high volume automotive drive train component which, as it turns out, was not selected for use by the automotive OEM.  For the quarter, Piper had a sizeable loss, versus breaking even a year ago.  Because of dimming prospects to develop major new programs targeting the automotive market in a reasonable timeframe, we are revisiting our strategic options for the business,” continued Jean.

BUILDING PRODUCTS  ($ in millions)

	3rd qtr 2003	3rd qtr 2002
Net Sales	$149.1	$149.5
Operating Income	12.3	14.3

The Building Products segment includes Engineered Products and Nichols Aluminum.  The main drivers of the segment are residential housing starts and remodeling expenditures.

“Engineered Products’ results for the quarter were record-setting and surpassed our expectations.  Many of our larger door and window customers who suffered through a difficult late winter season came back stronger than expected during the third quarter and we saw very strong order entry at all of their businesses,” said Jean.

“Nichols Aluminum results for the quarter benefited from higher selling prices and a slightly improved spread versus a year ago, the result of a better mix of painted sheet sales versus mill finished sheet.  Building and construction customer activity remained at healthy levels during the quarter.  However, slow business conditions in the other markets we serve reduced volumes, and along with higher conversion costs, caused results to trail last year,” continued Jean.

Outlook

The Company’s two target markets are vehicular products and building products.  Overall North American light vehicle builds year-to-date are below comparable year-ago levels by 4%.  More important to the Company’s results are the “Big 3” light vehicle builds, which are down 7% for the year, and are expected to be down 10% for the third calendar quarter versus last year.  As a result, Quanex expects MACSTEEL to report modestly lower results in its fiscal fourth quarter compared to a year ago.  Share gains and higher prices will be a plus for MACSTEEL in the quarter but will be offset by lower volumes and high scrap prices.  Piper Impact is expecting another difficult quarter, and at this time the Company expects the business to report a fourth quarter loss.

Within the Building Products segment, the Company expects Nichols Aluminum to post lower volumes and earnings for the fourth quarter versus a year ago.  Business activity at Engineered Products remains robust and Quanex expects the division to exceed quarterly results from last year.  Housing starts and remodeling expenditures for 2003 are now expected to be flat to up slightly over last year’s excellent performance.  Based on the factors discussed above, the Company expects its fourth quarter diluted earnings per share to be in the range of $.70 to $.85.

Other

The Company continues to account for stock options using the current transition provisions of SFAS No. 123.  Accordingly, Quanex does not reflect the option expense in its income statement or diluted earnings per share.  However, the Company does disclose the impact on net income and diluted earnings per share in the footnotes to its financial statements.  Expensing stock options would have reduced net income by about $397,000 and $326,000 for the third quarter of 2003 and 2002 respectively, and would have reduced diluted earnings per share by $.02 and $.02 respectively.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $.17 per share on the Company’s common stock, payable September 30, 2003 to shareholders of record on September 15, 2003.

Corporate Profile

Quanex is an industry-leading manufacturer of engineered materials and components for the vehicular products and building products markets.

Financial Statistics as of 07/31/03

Book value per common share: $26.93; Total debt to capitalization: 13.89%; Return on invested capital: 10.00%; Return on common equity: 10.67%; Actual number of common shares outstanding: 16,079,973

Definitions

Book value per common share – calculated as total stockholders’ equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long term portion  of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders’ equity as of balance sheet date;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders’ equity;

Return on common equity – calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders’ equity.

Statements that use the words “expect,” “should,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements found above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing (December 20, 2002) under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

For further information visit the Company website at www.quanex.com.

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QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

Three months ended July 31,			Nine months ended July 31,
2003	2002		2003	2002

$260,277	$266,891	Net sales	$744,396	$720,634

217,838	216,469	Cost of sales	625,331	591,882
12,643	14,099	Selling, general and administrative expense	40,238	39,960
11,728	11,292	Depreciation and amortization	35,769	33,884

18,068	25,031	Operating income	43,058	54,908

(542)	(1,070)	Interest expense	(2,113)	(9,179)
—	346	Capitalized interest	—	1,879
2,152	9,020	Retired executive life insurance benefit	2,152	9,020
399	(375)	Other, net	2,211	1,469
20,077	32,952	Income before income taxes	45,308	58,097

(6,454)	(8,615)	Income tax expense	(15,537)	(17,668)

$13,623	$24,337	Net income	$29,771	$40,429

		Weighted average common shares outstanding:

16,055	15,560	Basic	16,176	14,303
16,267	16,557	Diluted	16,401	16,093

		Earnings per common share:

$0.85	$1.56	Basic	$1.84	$2.83

$0.84	$1.42	Diluted	$1.82	$2.55

$0.17	$0.16	Cash dividends per share	$0.51	$0.48

QUANEX CORPORATION INDUSTRY SEGMENT INFORMATION

(In thousands)

(Unaudited)

Three months ended July 31,			Nine months ended July 31,
2003	2002		2003	2002

		Vehicular Products:

$111,153	$117,416	Net sales	$338,103	$337,489

$9,459	$14,709	Operating income	$33,682	$41,807

		Building Products:

$149,124	$149,475	Net sales	$406,293	$383,145

$12,298	$14,330	Operating income	$20,683	$24,347

		Corporate and Other:

$—	$—	Intercompany sales elimination	$—	$—

$(3,689)	$(4,008)	Corporate charges	$(11,307)	$(11,246)

		Total:

$260,277	$266,891	Net sales	$744,396	$720,634

$18,068	$25,031	Operating income	$43,058	$54,908

QUANEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

July 31,			October 31,
2003	2002		2002	2001
		Assets

$10,831	$1,340	Cash and equivalents	$18,283	$29,573

117,071	110,684	Accounts and notes receivable, net	116,122	109,706

6,421	26,041	Other receivables	—	—

100,344	93,229	Inventories	90,756	83,109

9,033	15,244	Other current assets	10,640	14,490

243,700	246,538	Total current assets	235,801	236,878

340,226	356,754	Property, plant and equipment, net	353,132	357,635

66,436	66,436	Goodwill, net	66,436	59,226

30,920	30,869	Other assets	33,771	43,892

$681,282	$700,597	Total assets	$689,140	$697,631

		Liabilities and stockholders’ equity

$76,072	$81,123	Accounts payable	$76,588	$76,831

37,886	51,931	Accrued liabilities	48,973	50,659

1,602	3,544	Income taxes payable	4,839	1,087

—	4,945	Other current liabilities	3,970	5,593

425	81,434	Current portion of long-term debt	434	420

115,985	222,977	Total current liabilities	134,804	134,590

69,394	10,203	Long-term debt	75,131	219,608

6,019	6,281	Deferred pension credits	4,960	7,962

8,035	7,848	Deferred postretirement welfare benefits	7,928	7,777

34,941	32,595	Deferred income taxes	29,210	29,282

13,910	15,820	Other liabilities	15,712	18,435

248,284	295,724	Total liabilities	267,745	417,654

432,998	404,873	Total stockholders’ equity	421,395	279,977

$681,282	$700,597	Total liabilities and stockholders’ equity	$689,140	$697,631

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

(Unaudited)

Three months ended July 31,			Nine months ended July 31,
2003	2002		2003	2002
		Operating activities:
$13,623	$24,337	Net income	$29,771	$40,429
		Adjustments to reconcile net income:
—	—	Gain on sale of Piper Utah property	(405)	—
—	922	Loss on early extinguishment of debt	—	922
(2,152)	(9,020)	Retired executive life insurance benefit	(2,152)	(9,020)
11,811	11,342	Depreciation and amortization	36,032	34,107
3,908	(43)	Deferred income taxes	7,763	2,437
(1,176)	(116)	Deferred pension and postretirement benefits	1,166	(1,610)

26,014	27,422		72,175	67,265
		Changes in assets and liabilities, net of effects from acquisitions and dispositions:
8,846	2,008	Decrease (Increase) in accounts and notes receivable	(949)	293
5,647	(5,835)	Decrease (Increase) in inventory	(9,588)	(7,722)
(7,691)	(5,878)	Increase (Decrease) in accounts payable	(516)	3,678
(914)	1,225	Increase (Decrease in accrued liabilities	(11,087)	(697)
291	858	Increase (Decrease) in income taxes payable	(3,237)	2,457
(70)	685	Other, net	(4,861)	261

32,123	20,485	Cash provided by operating activities	41,937	65,535

		Investment activities:
—	82	Acquisition of Colonial Craft, net of cash acquired	—	(17,283)
—	—	Proceeds from sale of Piper Utah property	2,832	—
(7,940)	(7,991)	Capital expenditures, net of retirements	(22,752)	(28,100)
(379)	(497)	Other, net	(3,383)	(1,143)

(8,319)	(8,406)	Cash used by investment activities	(23,303)	(46,526)

		Financing activities:
(11,700)	(19,000)	Bank revolver and note repayments, net	(5,000)	(66,029)
—	(1,314)	Redemption and purchase of subordinated debentures	—	(1,314)
—	—	Purchases of Quanex common stock	(13,515)	—
(2,741)	(2,600)	Common dividends paid	(8,120)	(7,012)
1,235	10,263	Issuance of common stock, net	2,809	30,716
(573)	(1,986)	Other, net	(2,260)	(3,603)

(13,779)	(14,637)	Cash used by financing activities	(26,086)	(47,242)

10,025	(2,558)	Increase (Decrease) in cash	(7,452)	(28,233)

806	3,898	Beginning of period cash and equivalents	18,283	29,573

$10,831	$1,340	End of period cash and equivalents	$10,831	$1,340